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                                                                     Exhibit 5.1


April 1, 1998


Securities and Exchange Commission
Judiciary Plaza
450 Fifth Street, N.W.
Washington, DC  20549

Re:  Freedom Securities Corporation

Ladies/Gentlemen:

We refer to the Registration Statement on Form S-8 (the "Registration Statement") filed by Freedom Securities Corporation (the "Company"), a Delaware corporation, with the Securities and Exchange Commission with respect to the registration of three 401(k) plans (the Freedom Capital Management Corporation Deferred Savings Plan, the Profit-Sharing Retirement Plan for Employees of Sutro & Co. Incorporated and the Tucker Anthony Incorporated Profit Sharing Retirement
Plan) (collectively, the "Plans") and an indeterminate number of shares of the Company's common stock, par value $0.01 per share (the "Shares") to be offered or sold pursuant to such Plans.

We have made such examination as we have deemed necessary for the purpose of this opinion. Based upon such examination, it is our opinion, that, when the Registration Statement has become effective under the Securities Act of 1933, and when the Shares to be issued are sold and paid for in the manner described in the Registration Statement, the Shares will have been validly issued, fully paid and non-assessable.

We hereby consent to the use of this opinion as an exhibit to the Registration Statement.

Very truly yours,


ROSENMAN & COLIN LLP



By:   /s/ Howard Schneider
      --------------------
          A Partner